Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (this "Amendment") is dated as of February 18, 2020 and amends the Rights Agreement, dated as of June 17, 2019 (the "Rights Agreement"), by and between Verso Corporation, a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., as duly appointed rights agent (the "Rights Agent"). Capitalized terms used without other definition in this Amendment are used as defined in the Rights Agreement.

WHEREAS, the parties hereto desire to amend the Rights Agreement to advance the Final Expiration Date of the Rights Agreement to February 18, 2020; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may in its sole and absolute discretion supplement or amend the Rights Agreement without the approval of any holders of the Rights.

NOW, THEREFORE, the parties hereto agree as follows:

1.	Subclause (i) of the first sentence of Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(i) the Close of Business on February 18, 2020 (the ‘Final Expiration Date’),”

2.	All Exhibits to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

3.	This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

4.	The Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment.

5.	This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically (including by .pdf) shall have the same authority, effect and enforceability as an original signature.

6.	This Amendment shall be effective as of the date first above written and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby. In the event of a conflict or an inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment will govern.

7.	The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

8.	By its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment.

[Signature Page to Amendment No. 1 to Rights Agreement]

IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the date first stated above.

VERSO CORPORATION

By:	/s/ Allen J. Campbell
Name:	Allen J. Campbell
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Amendment No. 1 to Rights Agreement]

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Megan King
Name:	Megan Roe King
Title:	Vice President & Manager Relationship Management

[Signature Page to Amendment No. 1 to Rights Agreement]